News Release
FOR IMMEDIATE RELEASE	CONTACT
May 15, 2006	Craig Renner
301-843-8600

ACPT ANNOUNCES FIRST QUARTER 2006 EARNINGS;

DECLARES DIVIDEND

ST. CHARLES, MD. - American Community Properties Trust (ACPT) (AMEX, PSE:APO) a diversified real estate organization, today announced results for the three months ended March 31, 2006 and a cash dividend of $0.10 per share, payable on June 13, 2006 to shareholders of record on May 30, 2006.

For the three months ended March 31, 2006, the Company reported net income of $501,000, or $0.10 per basic and diluted share, on operating revenue of $21,622,000. This compares to net income of $40,000, or $0.01 per basic and diluted share, on operating revenue of $11,393,000 for the same period in 2005.

"Our first quarter revenues for 2006 are an improvement over our historical first quarters, which tend to be seasonally slow," said J. Michael Wilson, Chairman and Chief Executive Officer. "Demand for our residential and commercial lots in St. Charles and our condominiums in Puerto Rico remains strong. I believe we are well positioned to have another great year."

Effective January 1, 2006, ACPT adopted the accounting requirements of EITF 04-05, which requires consolidation of entities on which the general partner exercises control, as defined, regardless of ownership percentage. As a result, an additional 11 property partnerships were consolidated in the GAAP financial statements for the first quarter 2006 that were accounted for under the equity method in the first quarter of 2005. The impact for the first quarter of 2006 included an increase of $5.3 million to revenue, an increase of $2.1 million to operating income, a decrease in the Company's net income of $535,000 as a result of distributions in excess of basis made to the minority partners in the first quarter of 2006 and a reduction to retained earnings of $19.1 million as of January 1, 2006. Related to the implementation of EITF 04-05, Mr. Wilson noted, "I am pleased to see the addition of these 11 property partnerships to our consolidated results. I believe that our revenues now better demonstrate the size of our investment property portfolio and related property management operations. The negative impact to net income, from the GAAP requirement to recognize distributions to minority partners in excess of their investment basis as expense, results from our ability to successfully manage these investment partnerships and generate distributable cash flow."

In St. Charles for the three months ended March 31, 2006, the Company reported land sales revenue of $3,944,000, an increase of $3,145,000 compared to the same period of 2005. Edwin L. Kelly, President and Chief Operating Officer, attributed the increase to higher sales prices, the number of lots sold in Fairway Village, and the sale of 2.65 commercial acres in St. Charles in the first quarter of 2006. As of March 31, 2006, the Company had 16.28 commercial acres under contract for a total sales value of $4,644,000.

"We continue to make significant investments in development and infrastructure to support future land sales," said Mr. Kelly. "At the same time, we continue to look for ways to add to our investment property portfolio as evidenced by the recent acquisition of the Milford Properties," referring to the recent acquisition in April 2006, of two market rate apartment complexes, Milford Station I and Milford Station II, in the Baltimore metropolitan area for $14.3 million. The Milford properties are made up of 250 garden style apartments built in the mid-1960's.

In Puerto Rico, the Company's homebuilding operations reported revenue of $4,025,000 from the sale of 16 units in Torres del Escorial, a 160-unit condominium project, in the first quarter of 2006. The units sold at an average price of $252,000 per unit with gross margins of approximately 25%. During the same period of 2005, the Company reported no unit sales due to the faster than expected sell out of our project known as Brisas. As of March 31, 2006, 64 units were under contract with an average selling price of $254,000 per unit. The Company did not report any community development land sales in Parque Escorial in the first quarter of 2006 because we plan to retain all remaining residential acres for our homebuilding operations and the remaining commercial acres for our future investment portfolio; in the same period of 2005 the Company reported land sales revenue of $2,949,000.

Mr. Kelly noted that ACPT's operating results should be evaluated over an extended period of time due to the cyclical nature of its business.

Company Information

ACPT (AMEX, PSE:APO) is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, homebuilding, investment in rental properties, and asset management services. ACPT is currently listed on the American and Pacific stock exchanges under the symbol AmCmntyProp (APO). When filed, ACPT's Form 10-Q will be available via the Internet at http://www.acptrust.com.

Certain matters within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and the growth of the market for our products. Numerous factors could cause results to differ, including but not limited to, changes in market demand and acceptance of the Company products, impact of competitive products and pricing, dependence on third-party customers (specifically Lennar Corp.), dependence on third-party suppliers, changes in government regulations, the normal cyclical nature of the real estate industry and development economy and changes in our tax status. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. For more information, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2005, and the quarterly report on Form 10-Q for the three-month period ended March 31, 2006, which are on file with the Securities and Exchange Commission.

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AMERICAN COMMUNITY PROPERTIES TRUST
Unaudited Financial Highlights

	For the Three Months Ended
	3/31/06	3/31/05

Revenues	$ 21,622,000	$ 11,393,000

Expenses	16,435,000	10,036,000

Operating Income	5,187,000	1,357,000

Other Expenses	(4,267,000)	(1,312,000)

Income before provision for income taxes	920,000	45,000

Provision for income taxes	419,000	5,000

Net income	$501,000	$40,000
Earnings per share
Basic and Diluted	$0.10	$0.01
Weighted average shares outstanding
Basic and Diluted	5,198,000	5,192,000

Special cash dividend per share	$0.43	-
Quarterly cash dividend per share	$0.10	$0.10

Total cash dividends per share	$0.53	$0.10

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